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                                                                     Exhibit 8.1

                     [Jones, Day, Reavis & Pogue Letterhead]

                                                                 August 13, 1999

CTG Resources, Inc.
P.O. Box 1500
100 Columbus Boulevard
Hartford, CT 06144-1500

         Re: Agreement and Plan of Merger (the "Merger Agreement") By and Among CTG Resources, Inc. (the "Company"), Energy East Corporation ("Parent") and Oak Merger Co., a wholly owned subsidiary of Patent ("Merger Sub"), Dated as of June 29, 1999 (the "Merger")

Ladies and Gentlemen:

         You have requested our opinion relating to certain federal income tax consequences arising out of the transactions described in the Merger Agreement. Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

         Our conclusions are based upon the facts and representations set forth in the Proxy Statement/Prospectus of the Company and Parent (the "Proxy Statement/Prospectus") included in the Registration Statement of Parent on Form S-4 and accompanying exhibits to be filed in connection with the Merger (the "Registration Statement"). We have made no independent investigation with regard to the facts and representations set forth in the Proxy Statement/Prospectus and the Registration Statement. In rendering our opinion we have assumed, with your consent, that the preceding facts or representations are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities that we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

         Based upon and subject to the assumptions and limitations described above, it is our opinion that the statements made under the caption "SUMMARY--Material Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

         If any fact, representation or assumption described above or contained in the Merger Agreement, the Proxy Statement/Prospectus or the Registration Statement is neither true, correct, nor complete, or in the event of a change in law after the date hereof adversely affecting the

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conclusions reached in this letter, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the IRS, and a court or agency may act or hold to the contrary. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us therein and in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express consent.


                                         Very truly yours,



                                         Jones, Day, Reavis & Pogue